Exhibit 99.1


                            NCT Conformed Letterhead

                              N E W S  R E L E A S E

CONTACTS:
Joanna Lipper
NCT Group, Inc.
(203) 226-4447 ext. 3506
(203) 226-3123 (fax)
jlipper@nctgroupinc.com
-----------------------


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                      NCTI REPORTS SECOND QUARTER RESULTS
                      -----------------------------------

WESTPORT, Conn. August 18, 2006 - NCT Group, Inc. (OTCBB: NCTI) reported that total revenue for the three months ended June 30, 2006 was $0.5 million compared to $0.8 million for the same period in 2005. The $0.3 million decrease in revenue was primarily due to an expected reduction in royalties resulting from the discontinuation of a customer's product on which one of our ClearSpeech algorithms was platformed. Net loss for the three months ended June 30, 2006 was $8.2 million compared to a net loss of $21.2 million for the same period a year ago. The $13.0 million decrease in net loss was primarily due to reductions in non-operating items.

     The company reported that total revenue for the six months ended June 30, 2006 was $1.5 million compared to $2.5 million for the same period in 2005. In addition to the above noted reduction in ClearSpeech-related royalties in 2006, the 2005 results included $0.5 million of previously deferred NXT royalties which were fully recognized as of June 30, 2005. Net loss for the six months ended June 30, 2006 was $22.1 million compared to a net loss of $41.1 million for the same period in 2005. The $19.0 million decrease in net loss was primarily due to reductions in non-operating items.


About NCT Group, Inc.
NCT Group, Inc. is an innovative, high-technology development company rich in intellectual property with hundreds of patents and related rights. The Company is strategically focused on communications initiatives through its subsidiaries, Artera Group, Inc., a developer of software-based network optimization solutions for service providers as well as small business, enterprise and government networks; Pro Tech Communications, Inc. (OTCBB: PCTU), a manufacturer of audio and communications solutions and other products for business users, industrial users and consumers; and NCT (Europe) Ltd., a developer of noise and echo cancellation algorithms for 3G phones, hands-free car kits, "drive thru" intercoms, Formula 1 and NASCAR radio systems, business intercom products and radio communication devices. For more information visit www.nctgroupinc.com.
                                                        -------------------

NCTI REPORTS SECOND QUARTER RESULTS - p.2

                                      # # #

                                 NCT GROUP, INC.

(Unaudited)

                                                     For The Three Months                 For The Six Months
                                                        Ended June 30,                      Ended June 30,
                                                        --------------                      --------------

(In millions, except per share data)
                                                    2005                                 2005
                                                (As Restated)          2006          (As Restated)          2006
                                                -------------          ----          -------------          ----
Total revenue                                     $   0.8             $ 0.5            $   2.5             $  1.5

Operating costs and expenses                      $   3.3             $ 3.1            $   5.7             $  6.0

Non-operating items                               $  18.8(a)          $ 5.6(b)         $  37.8(c)          $ 17.6(d)

Net loss                                          $ (21.2)            $(8.2)           $ (41.1)            $(22.1)

Net loss per share                                $ (0.03)            $(0.01)          $ (0.06)            $(0.03)

Weighted average common shares                      645.0             906.5              645.0              872.7
outstanding


Footnotes:
---------
(a) Includes $15.2 million for interest expense and $1.8 million for penalties and other costs associated with our financing activities.
(b) Includes $6.3 million for interest expense and $2.1 million for penalties and other costs associated with our financing activities.
(c) Includes $33.3 million for interest expense and $6.1 million for penalties and other costs associated with our financing activities.
(d) Includes $15.5 million for interest expense and $9.6 million for penalties and other costs associated with our financing activities.


Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to: NCTI's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; its ability to repay or refinance indebtedness as it becomes due; the results of litigation; general economic and business conditions; the level of demand for NCTI's products and services; the level and intensity of competition in the technology industry; NCTI's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. NCTI undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting NCTI's business and prospects are discussed in greater detail in NCTI's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.